Exhibit 10.13.7

AMENDMENT TO

RETIREMENT BENEFIT AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Retirement Benefit Agreement (the “Agreement”) by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”) and Robert A. Alter (the “Executive”) is to be effective as of December 31, 2008.

WHEREAS, in order to avoid certain adverse federal income tax consequences to the Executive under the Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended, relating to deferred compensation, Sunstone and the Executive desire to implement certain amendments to the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	The following sentences shall be added to the end of Section 1:

“Effective January 1, 2005, a Deferral Election Form shall remain in effect for amounts deferred during succeeding calendar years until revoked or amended by the Employee no later than December 31 of the calendar year preceding the calendar year to which such revocation or amendment applies. The Employee’s Deferral Election Form shall be irrevocable following December 31 of the calendar year immediately preceding the calendar year to which the election relates, and such election may not be modified or revoked thereafter unless otherwise permitted by the Corporation on terms consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other administrative guidance issued thereunder (“Section 409A”).”

2.	The following sentence shall be added to the end of Section 4(a):

“Notwithstanding the foregoing, for amounts that are not earned and vested as of January 1, 2005 (within the meaning of Treas. Reg. §1.409A-6(a)) (“Post 2004 Deferrals”), distribution on account of the Employee’s disability will be made only to the extent that such disability satisfies the requirements in Treas. Reg. §1.409A-3(i)(4)(i).”

3.	The following sentence shall be added to the end of Section 4(b):

“Notwithstanding the foregoing, for Post 2004 Deferrals, distribution on account of such unforseeable emergency shall be made only to the extent that such events satisfy the hardship requirements as defined in Treas. Reg. § 1.409A-3(i)(3)(i).”

4.	The following sentence shall be added to the end of Section 4(c) as follows:

“Notwithstanding the foregoing, for Post 2004 Deferrals, payment upon a “Change of Control” shall only be made if such Change in Control also constitutes a “change in control event” within the meaning of Treas. Reg. Section 1.409A-3(i)(5)”.

5.	The following sentence shall be added to the end of Section 4(d) as follows:

“Notwithstanding the foregoing, for Post 2004 Deferrals, this Section 4(d) shall not be applicable.”

6.	A new Section 12 shall be added as follows:

“Section 409A Compliance. For Post 2004 Deferrals, it is the intent of the Corporation that this Agreement be considered and interpreted in all respects as a nonqualified deferred compensation plan satisfying the requirements of Section 409A. For Post 2004 Deferrals, if the Employee is determined to be a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, (pursuant to procedures developed by the Corporation consistent with Section 409A), then to the extent required in order to comply with Section 409A, payments under the Agreement to the Employee shall be made or commence after the day following the six month anniversary of the Employee’s termination of employment, subject to earlier payment upon the Employee’s death. For purposes of this Agreement and for Post 2004 Deferrals, a “termination of employment” shall be deemed to have occurred when the Employee has a “separation from service” from the Corporation as defined in Treas. Reg. §1.409A-1(h).”

IN WITNESS WHEREOF, this Amendment has been duly executed on this 22nd day of December, 2008.

EXECUTIVE		SUNSTONE HOTEL INVESTORS, INC.

/s/ Robert A. Alter		By:	/s/ Arthur L. Buser, Jr.
Name:	Robert A. Alter	Name:	Arthur L. Buser, Jr.
		Title:	President